UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2020

ALEXANDRIA REAL ESTATE EQUITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Euclid Avenue
Pasadena	,	California	91101
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code:  (626) 578-0777

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	ARE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Designation of Executive Officer

Effective March 30, 2020, the Board of Directors (the “Board”) of Alexandria Real Estate Equities, Inc. (the “Company”) designated Andres R. Gavinet, the Chief Accounting Officer of the Company, as an “executive officer” of the Company within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). Concurrently with such designation, the Company also designated Mr. Gavinet as the “principal accounting officer” of the Company within the meaning of the applicable rules and regulations of the SEC.

Mr. Gavinet, age 51, has served the Company as Chief Accounting Officer since June 2012. Mr. Gavinet oversees the Company’s accounting and financial reporting functions and the execution of capital market transactions. Prior to joining the Company, Mr. Gavinet was the Chief Accounting Officer at Ares Management, a global alternative asset manager. Previously, Mr. Gavinet served in senior finance and accounting positions in private and public real estate companies including Chief Financial Officer at Younan Properties, Executive Vice President of Finance at Douglas Emmett, Inc. and Chief Accounting Officer at Arden Realty, Inc. Mr. Gavinet began his career in the Assurance and Advisory Services group within the EY Kenneth Leventhal Real Estate Group, where he spent five years practicing as a certified public accountant and assisting clients with audit and attestation services related to real estate investment trust initial public offerings and debt and joint venture compliance. Mr. Gavinet received his Bachelor of Science degree in Accounting from California State University, Northridge. No family relationship exists between Mr. Gavinet and any of the Company’s directors and officers. Mr. Gavinet is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On and effective as of March 30, 2020, the Company entered into an executive employment agreement with Mr. Gavinet (the “Agreement”) in connection with his designation as an “executive officer” of the Company. The Agreement reflects his position, duties and reporting structure and provides that his annual base salary will be $375,000. Mr. Gavinet will be eligible for an annual bonus and periodic equity awards as the Board may determine.

The Agreement provides that Mr. Gavinet is employed at-will, with the term of the Agreement beginning March 30, 2020 and ending on the date that the Agreement is terminated by either party pursuant to the provisions of the Agreement. The Agreement further provides that his base salary shall increase annually by no less than a cost-of-living adjustment based on an index published by the United States Department of Labor.

The Agreement provides that if Mr. Gavinet’s employment terminates without cause or he resigns for good reason not in connection with a change in control of the Company, he is entitled to receive severance generally equal to one year of his base salary and a cash incentive bonus equal to the cash incentive bonus he earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The Agreement also provides that if, upon or within two years following a change in control of the Company, the Company terminates the Agreement without cause or Mr. Gavinet terminates the Agreement for good reason, he is entitled to receive severance generally equal to a multiple of 1.5x his base salary and a cash incentive bonus equal to a multiple of 1.5x of the cash incentive bonus amount he earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). In any of the foregoing cases, all of Mr. Gavinet’s unvested shares of restricted stock in the Company will vest on his last day of employment and he will receive a prorated grant of fully vested stock based on his grant for the prior year and the number of days he was employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to him for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to him for the second, third and fourth years prior to the year in which his employment terminates.

The Agreement provides that if the Company terminates Mr. Gavinet’s employment without cause, or he terminates his employment for good reason, the Company will pay the applicable premiums for his continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

March 30, 2020	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Co-President and Chief Financial Officer